DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                                    Fiscal Year Ended
                                                                 -----------------------
                                                                 June 28,       June 29,
                                                                   1998          1997
                                                                 --------       --------
Income before extraordinary loss                                 $ 30,884       $ 26,381

Extraordinary loss                                                  1,200            324
                                                                 --------       --------
Net income                                                       $ 29,684       $ 26,057
                                                                 ========       ========
Basic:
   Weighted average number of outstanding common shares            11,297         10,349
                                                                 ========       ========
   Basic earnings per common share:
     Income before extraordinary loss                            $   2.73       $   2.55
     Extraordinary loss                                              0.10           0.03
                                                                 --------       --------
     Net income                                                  $   2.63       $   2.52
                                                                 ========       ========
Diluted:
  Weighted average number of outstanding common shares             11,297         10,349
  Add dilutive effect of stock options based on treasury
    stock method using average market price                           394            472
  Add shares contingently issuable to the former
    owner of Kalish                                                   124            121
  Shares issuable upon assumed conversion of the
    Mandatorily Redeemable Convertible Preferred Securities         1,806             80
                                                                 --------       --------
  Diluted weighted average number of common shares and
    dilutive potential common shares outstanding                   13,621         11,022
                                                                 ========       ========

Net income                                                       $ 29,684       $ 26,057

Interest expense on Mandatorily Redeemable Convertible
  Preferred Securities, net of applicable income taxes              3,008            151
                                                                 --------       --------
Net income, adjusted                                             $ 32,692       $ 26,208
                                                                 ========       ========

Diluted earnings per common share:
  Income before extraordinary loss                               $   2.49       $   2.41
  Extraordinary loss                                                 0.09           0.03
                                                                 --------       --------
  Net income                                                      $  2.40       $   2.38
                                                                 ========       ========